Exhibit 99.28(h)(10)

AGREEMENT

THIS AGREEMENT is made as of September 11,2018, by and between Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company, and Foreside Management Services, LLC (“Foreside”), on behalf of the Asset Management Fund (the “Trust”), a Delaware statutory trust.

WHEREAS, Foreside, with approval and consent of the Trust, has requested that Ultimus perform certain services for the Trust with respect to the series listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”); and

WHEREAS, Ultimus is willing to perform such services;

NOW THERFORE, in consideration of the above premises and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Foreside and Ultimus agree as follows:

1.   FORM N-CEN. Foreside shall provide to Ultimus relevant Fund data and information necessary to prepare and file Form N-CEN for the Trust for the fiscal year ending June 30, 2018 (the “2018 Form N-CEN”) with the Securities and Exchange Commission (“SEC”). Ultimus shall prepare and file with the SEC the 2018 Form N-CEN in a timely and complete manner and maintain confidential records relating to the 2018 Form N-CEN filing, which is property of the Trust, as required by law. Ultimus shall not be responsible for verifying the accuracy of the data and information provided by Foreside. Each party’s duties are limited to those expressly set forth in this Agreement and each will use its best efforts in the performance of its duties and act in good faith. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly or indirectly out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. In no event shall any party be liable for special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or a party was advised of the possibility thereof.

2.   COMPENSATION. Foreside on behalf of the Trust shall pay Ultimus $[Intentionally Omitted] per each Fund listed on Schedule A for filing the 2018 Form N-CEN within thirty (30) days from receipt of an invoice from Ultimus.

3.   TERM. This Agreement shall continue in effect for a period of one year from the date first written above unless terminated by either party on thirty days’ prior written notice.

4.   REPRESENTATIONS OF FORESIDE. Foreside represents that it has received the necessary approvals from the Trust to provide the data and information to Ultimus as set forth herein.

5.   INDEMNIFICATION. Each party (“Indemnifying Party”) agrees to indemnify, defend and protect the other party, including its trustees or directors, officers, employees, and other agents (collectively, the “Indemnitees”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, expenses (including reasonable attorney’s fees (collectively, “Losses”) arising directly or indirectly out of (i) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in party by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of applicable law by the Indemnifying Party; and (3) any material breach by the Indemnifying Party of this Agreement.

6.   GOVERNING LAW. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware including all matters of construction, validity, performance, and enforcement and without giving effect to principles of conflict of laws.

7.   MODIFICATION. This Agreement may not be amended, cancelled, revoked or otherwise modified except by written agreement of the parties hereto.

8.   COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

9.   SEVERABILITY. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

10.  NOTICES. Any notice provided under this Agreement shall be sufficiently given either delivered personally by hand or received by facsimile, electronic mail or certified mail at the following addresses:

If as to Ultimus:

Ultimus Fund Solutions, LLC

Attn: Director of Fund Administration
225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Facsimile: 513.587.3437

If as to Foreside:

Foreside Management Services, LLC

Attention: Legal Department

3 Canal Plaza, Suite 100

Portland, Maine 04101

Facsimile: 207.553.7151

Email: legal@foreside.com

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Foreside Management Services, LLC On behalf of the Funds listed on Schedule A		Ultimus Fund Solutions, LLC

By:	/s/ David M. Whitaker	By:	/s/ Gary Tenkman
Name:	David M. Whitaker	Name:	Gary Tenkman
Title:	President	Title:	President

SCHEDULE A

Fund Portfolios

AMF Large Cap Equity Fund

AMF Ultra Short Mortgage Fund

AAAMCO Ultra short Financing Fund